EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2013 RESULTS

~ Fiscal 2013 Adjusted Net Sales Increased 9.7% to $510.4 Million from $465.1 Million Last Year ~

~ Fiscal 2013 Adjusted Operating Income Increases 67.0% to $57.2 Million~

~Adjusted Earnings per Share Increases to $1.64~

~ Company Unveils Multi Year Strategic Plan That Includes 10% Sales Growth and 20% Operating Income Growth Annually~

Paramus, NJ – March 21, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2013 results for the period ended January 31, 2013.

Efraim Grinberg, Chairman and Chief Executive Officer, stated: “Our fourth quarter marked a great finish to a strong year of growth for Movado Group.  During the quarter our sales momentum continued and our operating margins remained strong, which led to adjusted operating income increasing 17% from the fourth quarter of fiscal 2012.  Our growth continued to be driven by the strong performance of Movado and our licensed brand portfolio.  During the fourth quarter we took a $4.9 million charge to reposition the Coach watch brand into the fast growing fashion watch segment beginning in the second half of fiscal 2014.  We are excited about the growth opportunities for Coach watches as we more closely align ourselves with Coach’s recently announced lifestyle strategy.  We are also excited to announce our multi-year strategic plan that positions us well for future growth in both sales and profitability.”

During the fourth quarter of fiscal 2013, the Company recorded certain unusual items including the pre-tax charge of $4.9 million, or $0.13 per diluted share, related to a sales allowance for the Coach repositioning initiative.  Partially offsetting this unusual item was a benefit of approximately $0.8 million, or $0.03 per diluted share, related to various tax adjustments including the previously announced increase in ownership of the Company’s UK joint venture, as well as the partial reversal of a valuation allowance on certain U.S. net deferred tax assets.

In the prior year fourth quarter, the Company recorded certain unusual items including a non-recurring pre-tax benefit of $2.3 million, or $0.07 per diluted share, related to a sale of mechanical movements.  Additionally during the fourth quarter of fiscal 2012, the Company recorded a net tax benefit of $3.1 million which included the release of a $10.3 million Swiss valuation allowance and a $4.3 million settlement with the Swiss federal tax authorities.  Partially offsetting these unusual items was a $3.0 million, or $0.12 per diluted share, pre-tax contribution to the Movado Group Foundation, which was reflected in operating expenses for the fiscal 2012 fourth quarter.

Fourth Quarter Fiscal 2013 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
•
Adjusted net sales increased 7.6% to $128.5 million compared to the prior year period.  Adjusted net sales exclude the impact of the $4.9 million charge related to the Coach repositioning initiative in the fourth quarter of fiscal 2013 mentioned above, as well as the sale of mechanical movements in the fourth quarter of fiscal 2012.  Adjusted net sales on a constant dollar basis also increased 7.6% compared to the prior year period.

•
Adjusted gross margin was 52.6% as compared to adjusted gross margin of 53.2% last year excluding the Coach repositioning initiative in the fourth quarter of fiscal 2013 and the sale of mechanical movements in the fourth quarter of fiscal 2012.

•	Adjusted operating income increased 17.2% to $10.0 million compared to $8.6 million in the prior year.
•	The adjusted effective tax rate for the fourth quarter was (7.7%) which compares to 28.7% in the fourth quarter of fiscal 2012.
•	Adjusted net income was $10.5 million, or $0.41 per diluted share, compared to $5.9 million, or $0.24 per diluted share, for the same period prior year.
•	Adjusted EBITDA increased to $12.6 million compared to adjusted EBITDA of $11.2 million in the fourth quarter of fiscal 2012.

Fourth Quarter Fiscal 2013 Results on a GAAP Basis
•	Net sales in the fourth quarter were $123.6 million compared to $122.4 million in the fourth quarter of fiscal 2012 led by growth in both the accessible luxury and licensed brand categories.
•	Gross profit was $62.7 million, or 50.7% of sales, compared to $65.7 million, or 53.7% of sales, in the fourth quarter last year.
•	Operating expenses decreased $0.3 million, or 0.6%, to $57.6 million in the fourth quarter of fiscal 2013 from $57.9 million in the fourth quarter last year.
•	Operating income totaled $5.1 million compared to operating income of $7.8 million in the same period last year.
•	The Company recorded a tax benefit in the fourth quarter of fiscal 2013 of $3.1 million, flat with the tax benefit recorded in the prior year period.
•	Net income was $7.9 million, or $0.31 per diluted share, in the fourth quarter of fiscal 2013 compared to $10.7 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2012.
•	EBITDA was $7.7 million as compared to EBITDA of $10.5 million in the fourth quarter of fiscal 2012.

Full Year Fiscal 2013 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
•
Adjusted net sales increased by 9.7% to $510.4 million compared to fiscal 2012.  Adjusted net sales exclude the $4.9 million charge related to the Coach repositioning initiative in the fourth quarter of fiscal 2013 and the sale of mechanical movements in the fourth quarter of fiscal 2012. Adjusted net sales on a constant dollar basis increased 11.4%.

•
Adjusted gross margin was 55.4% of sales compared to adjusted gross margin of 54.6% of sales last year which excludes the Coach repositioning initiative in the fourth quarter of fiscal 2013 and the sale of mechanical movements in the fourth quarter of fiscal 2012.

•	Adjusted operating income for fiscal 2013 increased 67.0% to $57.2 million as compared to $34.3 million for fiscal 2012.
•	The adjusted effective tax rate for fiscal 2013 was 24.6% which compares to 17.9% in fiscal 2012.
•	Adjusted net income was $42.1 million, or $1.64 per diluted share, for fiscal 2013 compared to $27.2 million, or $1.08 per diluted share, for the prior year.
•	Adjusted EBITDA totaled $67.9 million in fiscal 2013 compared to $45.7 million in fiscal 2012.

Full Year Fiscal 2013 Results on a GAAP Basis
•	Net sales in fiscal 2013 were $505.5 million compared to $468.1 million in fiscal 2012 driven by growth in both the accessible luxury and licensed brand categories.
•	Gross profit was $277.9 million, or 55.0% of sales, compared to $256.3 million, or 54.8% of sales last year.
•	Operating expenses increased $5.8 million, or 2.6%, to $228.5 million from $222.8 million last year.
•	Operating income increased to $49.3 million compared to an operating income of $33.6 million in the prior year.
•	The Company recorded a tax benefit of $8.8 million in fiscal 2013 compared to a tax provision of $0.6 million in the prior year.
•	Net income was $57.1 million, or $2.22 per diluted share, in fiscal 2013. This compares to net income of $32.0 million, or $1.27 per diluted share, in fiscal 2012.
•	EBITDA was $60.0 million in fiscal 2013 compared to $45.0 million in the prior year.

Rick Coté, President and Chief Operating Officer, stated, “We are very pleased with our solid performance during the fourth quarter and throughout the year with fiscal 2013 representing our third consecutive year of strong sales and profitability growth since coming out of the recession.  For the full year, we increased adjusted net sales by 9.7% resulting in adjusted operating income growth of 67% and adjusted earnings per share of $1.64 from $1.08 last year, even with a higher effective tax rate in fiscal year 2013.  Our balance sheet remains exceptionally strong.  Our net cash position was $168 million at year end after returning $37 million to our shareholders, or $1.45 per share to pay two special dividends and our regular quarterly dividends during the year.”

In addition,  Rick Coté added, “We are confident in our growth opportunities that lie ahead and anticipate continued strong momentum which is best reflected in our updated four year strategic plan introduced today. We believe our compelling brands and strong infrastructure have us poised to deliver our financial plans which include approximately 10% sales growth and approximately 20% operating profit growth annually over the next four years.  We are especially pleased to provide this long term outlook, which follows operating profit growth of over 60% in each of the last two years.”

Fiscal 2014 Guidance
The Company provided guidance for fiscal 2014 which is on a comparable basis to non-GAAP fiscal 2013 results adjusted for the unusual items noted above and reflecting a 28% tax rate.  In fiscal 2014, the Company anticipates that net sales will increase approximately 12% to a range of $570 million to $575 million, gross margin will be approximately 54%, operating income will increase approximately 20% to $68 million and EBITDA will be approximately $80 million. The Company anticipates net income in fiscal 2014 to increase to approximately $48 million or $1.80 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual charges for fiscal 2014.

Multi-Year Strategic Plan
In addition, the Company announced today its multi-year strategic plan goals through fiscal 2017.  For the next four years, the Company anticipates approximately 10% sales growth per year and approximately 20% operating profit growth per year.  This is expected to result in fiscal 2017 sales of approximately $750 million, operating profit of approximately $115 million, and earnings per diluted share to slightly exceed $3.00. As separately announced today, the Company has initiated a stock repurchase program which should allow diluted shares outstanding to remain constant during this timeframe. The Company has posted a presentation that provides additional details related to its multi-year strategic plan on its investor relations website at: http://www.movadogroup.com.

Quarterly Dividend
The Company also announced that the Board of Directors approved a quarterly cash dividend of $0.05 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on April 16, 2013 to all shareholders of record as of the close of business on April 2, 2013.

 Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 21st, at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 690-2878.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on March 21, 2013 until 11:59 p.m. ET on March 28, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 4332243.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adusted net sales and adjusted gross margin, which are the relevant measures under GAAP, adjusted to eliminate a charge for the Coach brand repositioning.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for Coach brand repositioning, the effect of the sale of mechanical movements and donations to the Company’s charitable foundation.  The Company believes these adjusted measures are useful because they give investors information about the Company’s performance without the effect of certain items that the Company believes are not characteristic of its usual operations.

The Company is also presenting EBITDA and adjusted EBITDA. EBITDA is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted to eliminate the reserve for Coach sales allowances, the effect of the sale of mechanical movements and the charitable donations.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures and believes that Adjusted EBITDA is also useful as a performance measure since it gives investors information about the EBITDA of the Company without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, which is net income under GAAP adjusted to eliminate the reserve for Coach sales allowances, the effect of the sale of mechanical movements, the charitable donations, the reversal of a domestic and Swiss valuation allowance, Swiss tax settlement and other tax matters.  The Company believes that adjusted net income is a useful measure of performance for the same reason that it believes Adjusted EBITDA is useful.  Additionally, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2013	2012	2013	2012

Net sales	$123,594	$122,410	$505,478	$468,117

Cost of sales	60,914	56,668	227,596	211,772

Gross profit	62,680	65,742	277,882	256,345

Selling, general and administrative	57,561	57,901	228,536	222,782

Operating income	5,119	7,841	49,346	33,563

Other income	-	-	-	747
Interest expense	(147)	(289)	(434)	(1,277)
Interest income	60	132	144	199

Income before income taxes	5,032	7,684	49,056	33,232

(Benefit from) / provision for income taxes	(3,068)	(3,057)	(8,812)	604

Net income	8,100	10,741	57,868	32,628

Less: Net income attributed to noncontrolling interests	181	49	785	633

Net income attributed to Movado Group, Inc.	$7,919	$10,692	$57,083	$31,995

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.31	$0.42	$2.22	$1.27
Weighted diluted average shares outstanding	25,824	25,245	25,664	25,141

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage data)
(Unaudited)

	As Reported			% Change	% Change
	Three Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar(1)

	2013	2012

Total net sales	$123,594	$122,410	1.0%	0.9%	7.6%

	As Reported			% Change	% Change
	Twelve Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar (1)

	2013	2012

Total net sales	$505,478	$468,117	8.0%	9.6%	11.4%

(1)
In the current year, net sales were adjusted for a charge related to the repositioning of the Coach watch brand and in the prior period, net sales were adjusted for the sale of certain proprietary watch movements.

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2013	2012	2013	2012

Operating income (GAAP)	$5,119	$7,841	$49,346	$33,563
Coach sales allowance (1)	4,900	-	4,900	-
Charitable contribution (2)	-	3,000	3,000	3,000
Movement sale (3)	-	(2,289)	-	(2,289)
Adjusted operating income (non-GAAP)	10,019	8,552	57,246	34,274

Depreciation and amortization	2,572	2,617	10,608	11,408
Adjusted EBITDA (non-GAAP)	$12,591	$11,169	$67,854	$45,682

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2013	2012	2013	2012

Income attributed to Movado Group, Inc. (GAAP)	$7,919	$10,692	$57,083	$31,995
Coach sales allowance (1)	3,443	-	3,443	-
Charitable contribution (2)	-	3,000	1,860	3,000
Movement sale (3)	-	(1,790)	-	(1,790)
Tax adjustment (4)	(461)	-	(461)	-
Tax settlement (5)	-	4,302	-	4,302
Valuation allowance (6)	(381)	(10,270)	(19,790)	(10,270)
Adjusted income attributed to Movado Group, Inc. (non-GAAP)	$10,520	$5,934	$42,135	$27,237

Adjusted effective tax rate (non-GAAP)	-7.7%	28.7%	24.6%	17.9%

Adjusted income per share (non-GAAP)	$0.41	$0.24	$1.64	$1.08
Weighted diluted average shares outstanding	25,824	25,245	25,664	25,141

(1)	Reflects a charge related to the repositioning of the Coach watch brand.
(2)	Reflects a contribution to the Movado Group Foundation.
(3)	Reflects the sale of certain proprietary watch movements.
(4)	Reflects a net tax benefit for certain one-time foreign items.
(5)	Represents a settlement related to foreign taxes.
(6)
Actual taxes in current period primarily reflect the reversal of the valuation allowance on certain of the Company's U.S. net deferred tax assets.  Actual taxes in prior period primarily reflect the reversal of the valuation allowances on certain of the Company's foreign net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2013	2012
ASSETS

Cash and cash equivalents	$167,889	$182,201
Trade receivables	64,300	62,754
Inventories	164,354	163,680
Other current assets	37,556	25,516
Total current assets	434,099	434,151

Property, plant and equipment, net	44,501	36,290
Deferred income taxes	22,749	14,959
Other non-current assets	25,013	22,162
Total assets	$526,362	$507,562

LIABILITIES AND EQUITY

Accounts payable	$22,075	$33,814
Accrued liabilities	51,136	53,083
Deferred and current income taxes payable	275	1,015
Total current liabilities	73,486	87,912

Deferred and non-current income taxes payable	5,637	7,291
Other non-current liabilities	21,547	18,285
Noncontrolling interests	2,002	2,708
Shareholders' equity	423,690	391,366
Total liabilities and equity	$526,362	$507,562

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2013	2012
Cash flows from operating activities:
Income from operations	$57,868	$32,628
Depreciation and amortization	10,608	11,408
Other non-cash adjustments	(9,145)	(6,205)
Changes in working capital	(20,670)	48,634
Changes in non-current assets and liabilities	120	(403)
Net cash provided by operating activities	38,781	86,062

Cash flows from investing activities:
Capital expenditures	(15,978)	(8,170)
Proceeds from sale of an asset held for sale	-	1,165
Trademarks	(285)	(203)
Net cash (used in) investing activities	(16,263)	(7,208)

Cash flows from financing activities:
Dividends paid	(36,684)	(2,985)
Purchase of incremental ownership in Joint Venture	(4,689)	-
Other financing	2,998	1,460
Net cash (used in) financing activities	(38,375)	(1,525)

Effect of exchange rate changes on cash and cash equivalents	1,545	1,856
Net change in cash and cash equivalents	(14,312)	79,185
Cash and cash equivalents at beginning of year	182,201	103,016

Cash and cash equivalents at end of year	$167,889	$182,201